Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Goldman Sachs International Real Estate Securities Fund
Name of Underwriter or Dealer Purchased From:	SMBC Nikko Securities (Hong Kong) Limited
Names of Underwriting Syndicate Members:
Goldman Sachs International; Citigroup Global Markets Inc.; Daiwa Capital Markets Europe Limited; Daiwa Securities Co., Ltd.; Merrill Lynch, Pierce, Fenner & Smith, Inc.; Mitsubishi UFJ; Morgan Stanley Securities Co., Ltd.; Mizuho Securities USA Inc.; Nomura Securities Co., Ltd; Okasan Holdings, Inc.; SMBC Nikko Securities Inc.; UBS Securities LLC

Name of Issuer:	Mitsui Fudosan Co Ltd
Title of Security:	MITSUI FUDOSAN CO., LTD.
Date of First Offering:	06/17/2014
Dollar Amount Purchased:	675,697
Number of Shares or Par Value of Bonds Purchased:	22,000
Price Per Unit:	3,138.00
Resolution Approved:	Resolution adopted at the Meeting of the Board of Trustees on August 14, 2014.*

*           Resolution adopted at the Meeting of the Board of Trustees on August 14, 2014:

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. (“GSAM”) to the Trustees, except as described at the meeting, all purchases made during the calendar quarter ended June 30, 2014 by the Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and Goldman Sachs Credit Strategies Fund (the “Trusts”) on behalf of their Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).